UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
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Check the appropriate box:
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LUXFER HOLDINGS PLC
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(Name of Registrant as Specified in its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SECOND SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2023
Resolutions 12 and 13

Dear Luxfer Shareholders,

We would like to underscore the importance of your independent analysis of the resolutions presented for your consideration at the Annual General Meeting of Shareholders of Luxfer Holdings PLC (“Luxfer,” the “Company,” “us,” “we,” and “our”) scheduled to be held on Wednesday, June 7, 2023 (the “AGM”). The resolutions are described in detail in our definitive proxy statement, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2023, as supplemented by our first supplement to proxy statement filed on May 24, 2023 (the “Proxy Statement”).

We would like to draw your attention specifically to Resolution 12 – Authority to Allot Shares and to Grant Rights to Subscribe for or Convert Securities into Shares and Resolution 13 – Authority to Disapply Preemption Rights to Equity Securities Allotted or Sold for Cash. We believe that the authorities we are seeking under these resolutions align with our shareholders’ interests and are important to the way we operate and intend to advance our business. We take our role as stewards of your capital seriously, and for the reasons stated in this second supplement dated May 30, 2023 (this “Supplement”), we urge you to vote FOR Resolutions 12 and 13.

As some of our shareholders know, certain proxy advisory firms have recommended voting against Resolution 12 and accordingly Resolution 13, on the basis that the level of authority being sought under Resolution 12 is considered “excessive” under new U.S. voting policies on this issue. While we recognize that our shareholders make their voting decisions independently, and often apply their own internal guidelines, we also understand that proxy advisory reports are utilized as research tools by many of our shareholders. In this regard, we believe it is important to provide our perspective on these voting recommendations, as well as further information regarding the authority we are seeking and our intended use of that authority.

AUTHORITY REQUESTED AND UNDERTAKING TO LIMIT USE OF SAID AUTHORITY

Luxfer is incorporated in the United Kingdom (U.K.). Unlike most NYSE-listed companies that are authorized to issue shares up to the level of authorized share capital specified in their Charter or Articles of Incorporation without submitting such issuances to a shareholder vote unless required by NYSE listing standards, Luxfer must comply with U.K. law, which requires that all share issuances (allotments) be authorized by shareholders, regardless of size or purpose (subject to limited exceptions). Under the U.K. Companies Act, shareholders may provide this authorization with respect to a specific issuance or generally (subject to such general authority being valid for no more than 5 years and stating a limit on the number of shares that may be issued under it). This general authority is routinely sought by U.K. companies like Luxfer on an annual basis, as it allows companies the flexibility to address capital needs, particularly those related to routine matters, in a timely fashion without incurring the costs and delays associated with calling a special meeting and circulating proxy materials to approve each issuance of shares.

U.K. law also requires that, when we issue shares for cash, we offer said shares to all existing shareholders, at the same time and on the same terms in proportion to existing holdings, except where shareholders have authorized the Company to disapply these preemptive rights. Accordingly, U.K. companies customarily seek authority from shareholders to disapply preemptive rights on issuances of up to a specified amount of shares. Preemption rights do not generally apply to companies incorporated in the U.S. and thus U.S. issuers do not typically seek these authorities.

The authorities we are seeking under Resolutions 12 and 13 are consistent with U.K. market practice and align with the Investment Association's Share Capital Management Guidelines and the Pre-Emption Group Statement of Principles. These guidelines form the basis of certain proxy advisory firms’ U.K. and Ireland voting policy under which these Resolutions were previously evaluated. Taken together, these guidelines recommend that U.K. companies be authorized to:

•issue shares up to one-third (33%) of their existing share capital for general purposes, and an additional one-third to be issued only in connection with a rights issue or other fully preemptive offering; and

•issue no more than 10% of their existing share capital for cash on a non-preemptive basis in any one year, and to issue an additional 10% for cash on a non preemptive basis only in connection with an acquisition or specified capital investment.

As a reminder, Resolution 12 would authorize the Company to issue up to one-third of its existing share capital as at April 1, 2023 (the latest practicable date prior to publication of the Proxy Statement), and Resolution 13 would authorize us to issue up to 5% of our existing share capital on a non-preemptive basis. Please note that these Resolutions have no effect on, and do not waive, any NYSE or SEC requirements to obtain shareholder approval for certain equity issuances.

Resolutions 12 and 13, when taken together, have the practical effect of limiting our general authority to issue shares, without preemptively offering them to existing shareholders on a pro-rata basis, to 5% of our issued share capital. However, we recognize that shareholder expectations continue to evolve on this topic, prompting recent proxy voting policies applicable to U.S. issuers incorporated in foreign jurisdictions. Acknowledging shareholder concerns around the potential for general issuance authorities to cause excessive dilution, we intend to seek future issuance and preemption authorities on an annual basis, limiting the general issuance authority to 20% of our issued share capital.

As stated in the Proxy Statement, our Board of Directors has no present intention to exercise the authority sought under Resolutions 12 and 13, other than to satisfy awards made pursuant to the Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan (the “Plan”), which was amended and restated and approved by shareholders on June 8, 2022. Satisfaction of these awards, even if satisfied using currently issued shares such as those held in treasury, requires the disapplication of preemption rights under U.K. law and thus the approval of both Resolution 12 and Resolution 13. The ability to issue and/or satisfy equity awards to our Non-Executive Directors is critical to attract and retain qualified Directors and aligns our Directors’ interests with those of our shareholders. 1

Given that we only intend to use the authorities sought at the AGM to satisfy awards made pursuant to the Plan, and these authorities will expire upon conclusion of the 2024 Annual General Meeting, we do not presently require authority to issue shares in excess of 20% of our issued share capital. A formal amendment to reduce the authority requested under Resolution 12 would require us to postpone the AGM to meet notice requirements prescribed by U.K. law, and we believe postponement of the AGM is not in the best interests of our shareholders. Accordingly and notwithstanding the wording of Resolution 12, we hereby undertake not to issue shares in excess of 20% of our issued share capital on April 1, 2023 (the latest practicable date prior to the publication of the Proxy Statement), or with an aggregate nominal value exceeding $5.3 million, without seeking additional specific authority from our shareholders. By way of comparison, our issued share capital increased by only 10% under the authority previously approved by shareholders on May 24, 2016, with 5% related to shares awarded under the Plan. In addition to our disciplined approach to capital allocation, the Plan includes features to mitigate share dilution and protect shareholders’ ownership proportion, including limiting the shares available for issuance to 150,000 over the Plan’s 10-year term. Any issuances in excess of this amount would require shareholder approval.

Given the undertaking provided in the previous paragraph, and when considering our intended and historical use of this authority, we urge shareholders to vote FOR Resolution 12. As Resolution 13 is subject to the Board obtaining issuance authority, certain proxy advisory firms have consequently recommended a vote against Resolution 13. As described above, we believe that Resolution 13 remains necessary and that the limitations set forth therein remain appropriate. Accordingly, we also urge shareholders to vote FOR Resolution 13.
1 Note that our other equity plans constitute employee share schemes within the meaning of the U.K. Companies Act, to which certain exemptions apply. Meaning, we will remain able to administer these plans and issue shares in satisfaction of awards granted thereunder in the ordinary course even if Resolutions 12 and 13 are not passed.

INFORMATION REGARDING THIS SUPPLEMENT AND THE PROXY STATEMENT

This Supplement does not change the wording of the resolutions to be acted upon at the AGM, which are described in the Proxy Statement, and the form of proxy card included with the Proxy Statement remains valid. Rather, this Supplement asks our shareholders to consider our undertaking to limit the usage of any authority granted under Resolution 12 to 20% when voting on Resolutions 12 and 13. Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any other information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement, as this Supplement does not contain all of the information that may be important to you with respect to the matters being considered at the AGM.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the AGM unless revoked. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote by following the instructions set forth on your proxy card and described in the “Questions and Answers” section on page 7 of the Proxy Statement.

You can find additional information regarding Resolutions 12 and 13 on pages 19-22 of the Proxy Statement. This Supplement, the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2022, and our 2022 U.K. Annual Report and Accounts are available, free of charge, on our website at https://www.luxfer.com/investors/reports-and-presentations/annual-reports/ and at www.envisionreports.com/LXFR.

Thank you for your consideration of this additional information and our voting recommendation. We appreciate ongoing dialogue with our shareholders and look forward to continued engagement.

Sincerely,
Andy Butcher
Chief Executive Officer and Executive Director

Patrick Mullen
Board Chair and Non-Executive Director

May 30, 2023

Luxfer Holdings PLC Lumns Lane Manchester M27 8LN United Kingdom	Mailing Address: 8989 North Port Washington Road Suite 211 Milwaukee, WI 53217 United States	Telephone: +1 (414) 269-2419 Email: investor.relations@luxfer.com www.luxfer.com Registration No. 03690830 NYSE: LXFR